EXHIBIT 10.08

CONSULTING AGREEMENT

This Agreement is made and entered into as of March 11, 2006, by and between Bank of Marin, a California corporation (the "Company") and W. Robert Griswold, Jr. (hereinafter referred to as "Consultant").

RECITALS

Consultant has, by reason of his many years of experience in the banking business and particularly in the banking business in Marin County, California and through his employment with the Company, acquired a unique and valuable knowledge of the business of the Company.

The Company wishes to engage Consultant's expertise in order to facilitate the future growth and prosperity of the Company.

Consultant is desirous of making his expertise available to the Company on the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.           Effectiveness.   This Agreement has been executed in connection with the Retirement Agreement and Release of even date herewith between the Company and Consultant, and the effectiveness of this Agreement is subject to the fulfillment by the parties' of their obligations under the Retirement Agreement and Release.

2.           Duties.   The Company retains Consultant and Consultant agrees to render reasonable bank related services to the Company to the best of his ability, upon and subject to the terms and conditions set forth herein.  Consultant shall render such consulting services to the Company as are requested by the Company from time to time during the Consultation Period, as defined in Section 4 below.  Consultant shall have no obligation to render any consulting services to the Company unless requested pursuant to this Agreement.  Consultant will devote his utmost skill and knowledge to the performance of consulting duties to the extent requested to provide consulting services by the Company, but in no event to exceed sixteen (16) hours in any one (1) month period, except that whenever Consultant does not provide sixteen (16) hours of service in a month, the hours of service not provided shall be carried forward and added to the maximum number of hours that may be required in any subsequent month, except that not more than a cumulative current total of thirty-two (32) hours may be carried forward at any time.

3.           Independent Contractor.   Consultant is an independent contractor and it is understood and agreed by Consultant and the Company that, as a result of entering into this Agreement, the Company does not intend to appoint Consultant the agent, employee or other legal representative of the Company and that Consultant shall have no power or authority to assume, create or incur any liability or obligation of any kind, express or implied, against or in the name of, or on behalf of the Company in any transaction with a third party.  Consultant shall not be eligible to participate in any benefit plan or program available to Company employees nor shall the Company be responsible for tax withholding or other requirements imposed by federal or state law upon employees.

4.           Term.   The Company hereby retains Consultant's services, and Consultant accepts such retention, for the period beginning July 1, 2006, and ending June 30, 2008, or such earlier date as the parties mutually agree, unless terminated earlier pursuant to Section 7 below. Such term is herein referred to as the "Consultation Period."

5.           Compensation.   Consultant shall not be entitled to any compensation of any kind from the Company except the Company shall pay to Consultant an annual consulting fee of $261,300, payable in 12 equal monthly installments of $21,555 (the "Consulting Fee").  The Consulting Fee during the term of this Agreement is due to Consultant as consideration for Consultant committing to perform and performing the duties required by Section 2 above.

6.           Method of Work and Benefits.   Consultant shall not receive, and shall not be entitled to receive, any benefits from the Company other than payment of the sums due under Section 5 above.  Consultant shall not have an office at the Company premises but may use available space and equipment necessary for him to discharge his responsibilities within the Company premises or otherwise necessary when undertaking consulting assignments outside the Company premises, i.e., cell phone.  Consultant shall determine his own working hours and methods for carrying out the consulting assignments requested by the Company.

7.           Termination.   This Agreement and the services required of Consultant hereunder, shall terminate prior to its expiration date under the following conditions:

(a)         Termination for Good Cause.   The Company shall have "good cause" to terminate Consultant's relationship if Consultant engages in the following:

(i)            any willful appropriation, destruction, or damage to property or funds belonging to the Company or its employees, clients, or visitors;

(ii)           sexual, verbal or physical harassment or discrimination towards any employee, customer, supplier, contractor or visitor of the Company;

(iii)           dishonesty in connection with the Company's business;

(iv)           breach of any of the provisions of Section 9 hereof;

(v)           Consultant fails or refuses to perform faithfully and diligently the consulting duties described in Section 2 after fifteen (15) days written notice from the Company; or

(vi)          Consultant fails or refuses to comply with the written policies, standards and regulations of the Company which from time to time may be established, which failure or refusal is not cured within fifteen (15) days after written notice thereof is given by the Company.

8.           Payment Upon Termination for Good Cause.   In the event Consultant's relationship with the Company is terminated for good cause, as set forth in Section 7(a), he shall receive notice of termination and shall be entitled only to the compensation set forth in Section 5 above prorated through the date of said notice.  As an independent contractor Consultant recognizes that he has no rights to other benefits otherwise accruing to employees of the Company.

9.           Covenants Regarding Competitive and Other Businesses.   Consultant covenants and agrees, and such covenants and agreements are of the essence of this Agreement, that:

(a)         Protection of Confidential Information.   Consultant recognizes and acknowledges that during his tenure as President and Chief Executive Officer of the Company, he has dealt with and has had access to information relating to the Company’s business which is not in the public domain, and that during his term as a consultant to the Company hereunder he may deal with and have access to additional information of that nature.  With the exception of such information that is included in public filings made with state or federal agencies or associations or that otherwise falls into the category of information generally known to the public, Consultant recognizes and stipulates that information designated or treated by the Company as confidential (“Confidential Information”) is a valuable and unique asset of the Company’s business, developed and perfected over considerable time and at substantial expense to the Company.  Consultant agrees that he will not divulge, disclose, or communicate to anyone, directly or indirectly, either during the term of his consulting or thereafter, any Confidential Information of any kind, nature, or description.  The parties hereto acknowledge that any breach of the terms of this subsection is a material breach of this Agreement.

(b)         Surrender of Documents.   Upon termination of his consulting duties for any reason, Consultant will immediately surrender to the Company all Confidential Information of the Company in his possession, including all correspondence, written memoranda, computer files, diagrams, books, records and notebooks, as well as any and all other tangible Confidential Information, and all copies thereof, relating in any way to the business of the Company, whether prepared by Consultant or by others.

(c          Non-Competition.   Although Consultant is free to accept other consulting engagements during the term of this Agreement, Consultant will at all times devote reasonable time and effort to the duties described in Section 2 above and Consultant expressly agrees that during the term of his engagement by the Company he will not, without the prior written consent of the Company, be interested or involved, directly or indirectly. in any form, fashion, or manner, as a partner, officer, director, stockholder owning or controlling in excess of ten percent (10%) of the outstanding shares or equity, advisor, employee, consultant, agent, or in any other form or capacity, in any other bank or financial institution in the California counties of Marin, Sonoma or San Francisco.

(d)         Non-Solicitation.   During the term of his consulting and for six months thereafter, Consultant agrees that he will not, directly or indirectly, either for himself or for any other person, firm, company or corporation (i) call upon, solicit, divert, or attempt to solicit or divert business from any person, firm or corporation which was a customer of the Company during Consultant's consulting with the Company or prior employment with the Company or (ii) solicit or induce any of the Company's employees to terminate their employment relationship with the Company, or any subcontractor to terminate any business relationship with the Company, in either case, for any reason.

(e)         Enforcement of Covenants.   If, at the time of enforcement of any of the provisions of this Agreement, a court shall hold that the period, scope or geographical area of the restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or area reasonable under such circumstances shall be substituted for the period, scope or area stated herein, with respect to the enforcement of such provisions then at issue.

10.        Life Insurance.   Employer shall be entitled, at its expense and for its benefit, to obtain life insurance with respect to Employee during the Consultation Period, and Employee shall, to the extent requested by Employer, cooperate with Employer in obtaining such coverage.

11.        General Provisions.

(a)         Payments.   All payments due to Consultant pursuant to the terms of this Agreement shall be delivered in person or by electronic deposit as directed by Consultant in writing, with the first payment due July 31, 2006.

(b)         Assignability.   This Agreement is for the personal services of Consultant and as such is not assignable by Consultant to or assumable by any other party without the consent of the Company.  The Company may assign this Agreement to any successor in interest to the Company or to any other entity controlling, controlled by or under common control with the Company or buy out the remaining term of this Consulting Agreement.

(c)         Notices.   Any notices to be given hereunder by either party to the other may be affected by either personal delivery in writing, or by mail, registered or certified, postage prepaid, with a return receipt requested.  Mailed notices shall be addressed to the other party to the address appearing beneath the party's signature on this Agreement, but each party may change its address by written notice in accordance with this Section 11(c).  Notice delivered personally shall be deemed communicated as of the date of delivery.

(d)         Entire Agreement.   Consultant acknowledges receipt of this Agreement and agrees that this Agreement represents the entire agreement with the Company concerning the subject matter hereof.

(e)         Severability.   If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

(f)          No Waiver.   Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party from thereafter enforcing each and every other provision of this Agreement.

(g)         Applicable Law.   This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of California.

(h)         Amendments.   No amendment or modification of the terms of this Agreement shall be valid unless in writing and signed by the parties thereto.

(i)          Arbitration.   If a dispute or controversy arises regarding the performance of either party under the terms of this Agreement or regarding the enforceability of any terms of this Agreement, then the parties agree that such dispute or controversy shall be resolved by binding arbitration in Marin County, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association or such other rules or arbitrator as the parties mutually agree.  A judgment upon any decision of the arbitrator may be entered in any court having jurisdiction thereof.  The costs of the arbitration shall be borne equally by the parties.  The prevailing party in any such proceeding shall be entitled to recover a sum equal to its reasonable attorneys' fees incurred.

/s/WRG	/s/J.A.
Consultant	The Company
Initials	Initials

IN WITNESS WHEREOF, this Consulting Agreement has been executed and delivered by and on behalf of the parties hereto as of the first day above written.

THE CONSULTANT	THE COMPANY
BANK OF MARIN

/s/ W. Robert Griswold, Jr.	By:	/s/ Judith O'Connell Allen
W. Robert Griswold, Jr.	Its:	Chairman of Board

Address:	149 So. Temelec Circle
	Sonoma, CA 95476	Address:	50 Madera Blvd.
Corte Madera, CA 94925